Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Alon USA Energy, Inc.
We consent to the incorporation by reference in the registration statement (No. 333-127051) on Form S-8 and the registration statement (No. 333-163430) on Form S-1 of Alon USA Energy, Inc. (the “Company”) of our reports dated March 16, 2010, with respect to the consolidated balance sheets of Alon USA Energy, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Alon USA Energy, Inc. Our report refers to the Company’s adoption of the authoritative guidance for fair value measurements as it relates to financial instruments, effective January 1, 2008.
/s/ KPMG LLP

Dallas, Texas
March 16, 2010